Exhibit 99.1

June 11, 2015

Notice of Blackout Period

Dear Graham Directors and Officers:

Graham Holdings Company (“Graham”) has received notice from the plan administrator of Graham’s 401(k) plans that the Graham Holdings Company Stock Fund under such plans will be in a blackout period that will begin at 4:00 p.m. Eastern time on June 26, 2015, and is expected to end on or around the week of July 5, 2015, but could end later.  This blackout is being imposed in connection with the spin-off of Cable One, Inc. (“Cable”) from Graham expected to occur on July 1, 2015, pursuant to which the dividend in the form of Cable common stock to be distributed to all Graham shareholders will include participants holding units of the Graham Holdings Company Stock Fund in their 401(k) plan accounts. When the dividend is distributed on July 1, 2015, participants in the Graham 401(k) plans who hold units of the Graham Holdings Company Stock Fund will receive new units of Cable ONE Company Stock Fund in respect of this dividend, and the blackout described above is required to facilitate the addition of the Cable ONE Company Stock Fund units to accounts in the plans.  During the blackout, the Graham Holdings Company Stock Fund will be temporarily frozen, and participants will be restricted from all transactions with respect to the Graham Holdings Company Stock Fund.

Under applicable SEC rules we are required to notify you that during the blackout period described above you will be generally restricted from directly or indirectly purchasing, selling, acquiring, exercising or otherwise transferring Graham equity securities if they were “acquired in connection with your service or employment as a director or officer” of Graham within the meaning of the Section 245 of Regulation BTR promulgated under the Securities Exchange Act of 1934. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest, including transactions by members of your immediate family who share your household or by certain entities in which you have financial involvement.  Please note that the trading restriction during the blackout period will not apply to certain transactions, but the exemptions are limited.  Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Graham equity securities acquired in connection with your service or employment as a director or officer during the blackout period.  Upon termination of the blackout period, such restrictions will be lifted.

Please note that the dates outlined above may change in connection with changes made to the blackout applicable to Graham’s 401(k) plans, and the restrictions described in this notice are in addition to any other restrictions on trading activity under Graham’s policies or of which Graham has notified you. If there are changes to any of the dates of the blackout period, you will receive an updated communication regarding the change.  The rules are complex and penalties may be imposed on you for violation of the rules.  Therefore, for any inquiries you have regarding the blackout period, including information about whether such blackout has begun or ended (which will be provided at no charge to you), please contact Nicole Maddrey via e-mail (nicole.maddrey@ghco.com) or telephone at (703) 345-6474.